Exhibit 5.1

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

Re: Energizer Holdings, Inc. 2023 Omnibus Incentive Plan

Ladies and Gentlemen:

I am an attorney duly licensed to practice law in the State of Missouri. With reference to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), on January 31, 2023, by Energizer Holdings, Inc., a Missouri corporation (the “Company”), pertaining to the proposed issuance by the Company of up to 7,292,334 shares of the Company’s common stock, $.01 par value per share (the “Shares”), as provided in the Energizer Holdings, Inc. 2023 Omnibus Incentive Plan (the “Plan”), I have examined such corporate records of the Company, such laws and such other information as I have deemed relevant, including the Company’s Third Amended and Restated Articles of Incorporation and Fourth Amended and Restated Bylaws and resolutions adopted by the Board of Directors relating to such issuance, the written documents constituting the Plan, certificates received from state officials and statements I have received from officers and representatives of the Company. In delivering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to me by officers and representatives of the Company.

Based solely on the foregoing, I am of the opinion that the Shares to be issued by the Company pursuant to the Plan have been duly authorized and, when issued by the Company in accordance with the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter speaks only as of the date hereof. I expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinion expressed herein.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as the Company deems necessary in the course of complying with the laws of the states and jurisdictions as it deems necessary regarding the sale and issuance of the Shares in accordance with the Plan. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kathryn A. Dugan, Esq.

Kathryn A. Dugan, Esq.

General Counsel and Corporate Secretary

January 31, 2023